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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                   FORM 8-K


   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

DATE OF REPORT     January 5, 1998

                           ----------------------

                                YAHOO! INC.

           (Exact name of registrant as specified in its charter)

                                  0-26822
                          (Commission File Number)

          California                                  77-0398689
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

                     3400 Central Expressway, Suite 201
                       Santa Clara, California 95051
           (Address of principal executive offices, with zip code)

                              (408) 731-3300
             (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

     On January 5, 1998, Yahoo! Inc., a California corporation ("Yahoo!"), announced that it has entered into an agreement with GeoCities, a California corporation ("GeoCities"), to leverage the personalized Web features of both companies to bring value-added community and communication services to Yahoo! users and GeoCities members. The companies also announced that Yahoo! has purchased approximately $5 million in equity of GeoCities pursuant to a stock purchase agreement by and among Yahoo!, SOFTBANK Holdings, Inc. ("Softbank"), GeoCities, and certain shareholders of GeoCities. The investment by Yahoo! was paid for with newly-issued Yahoo! common stock and represents a minority interest in GeoCities. Softbank, a significant shareholder of Yahoo!, also announced that it is acquiring approximately $51 million in equity of GeoCities through a combination of an exchange of Yahoo! common stock and cash proceeds from sales of some Yahoo! common stock in the open market. This investment by Softbank follows a prior minority investment in GeoCities by a Softbank venture affiliate. In connection with the stock purchase agreement, Yahoo! has agreed to register the resale of all shares of Yahoo! common stock acquired by GeoCities and the GeoCities shareholders in the transaction.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     None.

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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                YAHOO! INC.


Date: January 5, 1998           By: /s/ Gary Valenzuela
                                    -------------------------------------------
                                    Gary Valenzuela
                                    Vice President, Finance and Administration,
                                    and Chief Financial Officer
                                    (Principal Financial Officer)